Exhibit 10.1

CONSTELLATION BRANDS, INC.
ANNUAL MANAGEMENT INCENTIVE PLAN
Amended and Restated as of July 27, 2012

This Annual Management Incentive Plan (amended and restated as of July 27, 2012) is adopted pursuant to Section 8 of the Plan by the Human Resources Committee of the Company’s Board of Directors, and by the stockholders of the Company.  The Plan amends and restates in its entirety the Constellation Brands, Inc. Annual Management Incentive Plan that was approved by the Board of Directors on June 26, 2007, as amended.  Certain capitalized terms used in the Plan are defined in Annex A.  Bonus programs adopted under the Plan for a Performance Period shall be governed by the terms of the Plan, or a predecessor plan, in effect at the time the program is adopted.

1.	PURPOSE

The Plan is designed to enable the Company to attract and retain valued employees and to provide them with incentives to attain certain annual performance goals.

2.	ADMINISTRATION

The Plan shall be administered by a Committee of the Company’s Board of Directors.  This Committee shall consist of at least two members of the Company’s Board of Directors, all of whom are (a) “outside directors” within the meaning of Section 162(m), and (b) not eligible to participate in the Plan.  Subject to the Plan, the Committee shall possess the sole authority, in its discretion, to (i) establish a Bonus program for a Performance Period using such Performance Criteria and Performance Target(s) as it deems appropriate, (ii) select the Participating Employees who may receive Bonuses under the Plan, (iii) determine the amount of such Bonuses and any terms, conditions or limitations on the payment of any Bonuses, (iv) interpret and administer the Plan, (v) make and amend rules and regulations relating to the Plan and any Bonus program established for a Performance Period, and (vi) make all other determinations necessary or advisable for the administration of the Plan.  The Committee may delegate its authority and administrative responsibilities under the Plan to the extent permitted by applicable law and Section 162(m).

3.	TERMS AND CONDITIONS OF BONUSES

The Committee shall determine the employees who may participate in, and rules that will apply to, a Bonus program that it adopts for a particular Performance Period.  Each Participating Employee may receive a Bonus if the Performance Targets and other requirements established by the Committee are attained.  The rules for the Bonus program, the Performance Criteria and the Performance Targets that the Committee adopts for each Performance Period shall be consistent with the terms of the Plan and Section 162(m).  When the Committee establishes the terms of a Bonus program for a Performance Period, the Committee will specify those Extraordinary Items that will be taken into account under the Bonus program to adjust the Performance Targets.  Such adjustments shall only be made to the extent permitted under Section 162(m) and shall be made in an equitable manner in light of the nature of the Performance Targets and the assumptions made by the Committee when establishing the Performance Targets.

   The Performance Target with respect to a Performance Criteria will be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target remains substantially uncertain within the meaning of Section 162(m).  Different Performance Targets and Performance Criteria may be established for different Participating Employees.  At the time the Performance Target is established, the Committee shall provide, in terms of an objective formula or standard for each Participating Employee, the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Target is attained.  The Committee reserves the unilateral right to reduce or eliminate the Bonus that is to be paid to a Covered Employee upon the attainment of a Performance Target.  The Committee’s discretion to exercise its right to reduce or eliminate a Bonus that is paid to such a Covered Employee shall not result in an increase in an amount that is payable to another Covered Employee.

         Notwithstanding any other provision hereof, no Participating Employee shall receive a Bonus under the Plan for any fiscal year or other Performance Period in excess of $5 million.  Any Bonuses awarded by the Committee under the Plan shall be paid within 30 days after year-end financial results are reported or, if later, as soon as practicable following the Committee’s determinations and certification under this Section; provided that it is intended that such Bonus be paid on or before the 15th day of the third month following the end of the Company’s Performance Period for which the Bonus is paid (e.g., if the Performance Period is the Company’s fiscal/taxable year, the Bonus will be paid on or before May 15th).  Bonuses shall be paid in the form of a single lump sum cash payment or cash equivalent payment.

   No Participating Employee shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and the applicable Bonus program.

4.	TERMINATION OF EMPLOYMENT

   If the employment of a Participating Employee terminates prior to end of the Performance Period by reason of such Participating Employee’s Retirement, Disability, death or involuntary termination without Cause, the Committee will pay a ratable portion of the applicable Bonus to the Participating Employee subject to the attainment of the applicable Performance Target.  Such Bonus, if any, will be paid at the same time Bonuses are paid to similarly situated Participating Employees who do not terminate employment.  The ratable portion of the Bonus shall be determined by multiplying the Bonus that would have been paid to the Participating Employee if the Participating Employee had not terminated employment by a fraction, the numerator of which is the number of full or partial months during the Performance Period during which the Participating Employee was employed, and the denominator of which is the number of calendar months in the Performance Period.

   In the event of a Participating Employee’s termination for Cause or a Participating Employee’s voluntary termination of employment before the last day of the Performance Period, all Bonuses for which the Participating Employee may have been eligible shall be forfeited unless the Committee decides, in its sole discretion, to pay such Bonus or the Participating Employee has a contractual right to such Bonus in a written employment agreement or similar contract; provided that any Bonus paid to a Covered Employee in such circumstances will only be paid in accordance with and to the extent permitted by Section 162(m).

   The Committee will pay a Bonus to a Participating Employee who terminates employment for any reason on or after the last day of the Performance Period and before the payment date.  The amount of such Bonus would be the Bonus the Participating Employee would have been paid if the Participating Employee had not terminated employment.  Such Bonus would be paid at the same time Bonuses are paid to similarly situated Participating Employees who do not terminate employment.

   For purposes of applying the above rules, the date of termination includes the date a Participant ceases to be employed by the Company or a Subsidiary.  Notwithstanding the foregoing, the Committee may establish such other rules it deems necessary or appropriate to apply when a Participating Employee dies or terminates employment, which rules shall be memorialized in the terms established under the Bonus program for a Performance Period or other written document.

5.	WITHHOLDING

    The Company shall have the right to make all income tax, employment tax and other withholdings required under applicable law from all payments made under the Plan or owed in connection with benefits earned under the Plan.

6.	NO EMPLOYMENT RIGHTS

   The Plan shall not confer upon any Participating Employee any right with respect to continuance as an employee of the Company, nor shall it interfere in any way with the right of the Company to terminate the Participating Employee’s position as an employee.

7.	DISCRETION OF COMPANY

         Any decision made or action taken by the Company, the Committee or the Board of Directors in connection with the creation, amendment, construction, administration, interpretation or effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons.  No officer, director or member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or by any other person.

8.	AMENDMENT AND DISCONTINUANCE

   Subject to the requirements of Section 162(m), the Plan or a Bonus program for a Performance Period may be amended, modified or terminated by the Committee at any time, and all Bonuses shall be subject to the Plan or program as amended from time to time, except that subsequent to a Change of Control the Committee may not amend the Plan or program without the approval of the Participating Employee whose rights are adversely affected by the amendment.  No amendment, modification or termination shall be effective without the approval of the Board of Directors and/or the stockholders if such approval is necessary to comply with the applicable provisions of Section l62(m).

9.	CHANGE OF CONTROL

   Notwithstanding other provisions of the Plan, in the event of a Change of Control of the Company, the Performance Period for a Participating Employee shall end on the date of the Change of Control, and, if appropriate, the Committee shall adjust the Performance Target in an equitable manner to reflect the early termination of the Performance Period.  The Participating Employee’s Bonus will be calculated by comparing the performance through the date of the Change in Control against the adjusted Performance Target, and a ratable portion of such Bonus shall be paid to the Participating Employee.  The ratable portion of the Bonus shall be determined by multiplying such Bonus by a fraction, the numerator of which is the number of months from the first day of the Performance Period to the date of the Change of Control (including any fractional month) and the denominator of which is the total number of months in the original Performance Period.  Notwithstanding the foregoing, the Committee may establish different rules to apply upon a Change in Control in the Bonus program that is adopted for a particular Performance Period.

The Plan shall be binding upon any successor to the Company, whether such successor is the result of a direct or indirect purchase, merger, consolidation or other acquisition of all or substantially all of the business and/or assets of the Company.

10.	SECTION 162(m) CONDITIONS

It is the intent of the Company that the Plan and Bonuses paid to Covered Employees satisfy the applicable requirements of Section 162(m) so that such Bonuses qualify as performance-based compensation.  The Plan and any Bonus program adopted for a Performance Period shall be administered and interpreted consistent with that intent and any provision, application or interpretation of the Plan or any Bonus program adopted for a Performance Period that is inconsistent with this intent shall be disregarded.  Notwithstanding the foregoing, with respect to Bonuses that are intended to qualify as performance-based compensation under Section 162(m), the Committee may adopt non-compliant Section 162(m) provisions that apply upon a Change in Control or the death or disability of a Covered Employee.

Notwithstanding anything in the Plan to the contrary, the provisions of the Plan and any Bonus program adopted for a Performance Period may be bifurcated by the Committee so that the provisions of the Plan that are intended or required to satisfy the performance-based compensation requirements of Section 162(m) are applicable only to Covered Employees.  For example, the Committee may establish separate Bonus programs for a Performance Period for Covered Employees and Participating Employees who are not Covered Employees.  With respect to the Bonus program that does not apply to Covered Employees, the Committee can adopt such rules and provisions that it deems appropriate without regard to the terms of the Plan that are required to comply with Section 162(m).  For example, the Committee may design a Bonus program for a Performance Period that covers Participating Employees who are not Covered Employees without being bound by the Plan’s definitions of Performance Criteria and Extraordinary Items and the limitations on adjusting Performance Targets.

11.	NO FUNDING OF THE PLAN

The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to any Participating Employee under the Plan.  The Plan shall constitute an “unfunded” plan of the Company.  The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participating Employee shall be limited to those of a general unsecured creditor.

12.	NON-TRANSFERABILITY

Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void.  This Section shall not apply to an assignment of a contingency or payment due after the death of a Participating Employee to such Participating Employee’s legal representative or beneficiary.

13.	EFFECTIVE DATE

The effective date of the Plan shall be the date the Plan was initially approved by the Company’s stockholders.

14.	DEFINITIONS

         Any terms or provisions used herein which are defined in Section 162(m) shall have the meanings as therein defined.

15.	GOVERNING LAW

To the extent not inconsistent with the provisions of Section 162(m), the Plan shall be construed under the laws of the State of New York.

Dated:	July 27, 2012	CONSTELLATION BRANDS, INC.

		By:	/s/ Lisa M. Schnorr
Lisa M. Schnorr
		Title:	Vice President, Compensation & HRIS

Date of Stockholder Approval:  July 27, 2012

ANNEX A
TO
ANNUAL MANAGEMENT INCENTIVE PLAN

CERTAIN DEFINITIONS

Capitalized terms used in the Plan shall have the meanings set forth below:

“Bonus” means a cash payment or payment opportunity under the Plan.

“Cause” means, solely for the purposes of the Plan, gross negligence or willful misconduct or commission of a felony or an act of moral turpitude determined by the Committee to be detrimental to the best interests of the Company or, if the Participating Employee is subject to a written employment or similar agreement with the Company that has a different definition of “Cause”, “Cause” shall have the meaning set forth in that agreement.

“Change of Control” means, unless the Committee specifies otherwise in a Bonus program for a Performance Period:

(a)	there shall be consummated

(i)         any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which any Shares are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a direct or indirect wholly-owned subsidiary of the Company or a parent of the Company immediately before the consolidation or merger; or

(ii)         any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(b)        the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(c)        any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than any of the Permitted Holders shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% or more of the voting control of the Company’s then outstanding common stock, provided that such person shall not be a wholly-owned subsidiary of the Company immediately before it becomes such 35% beneficial owner of voting control; or

(d)        individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Company’s Board of Directors (for this purpose “Incumbent Board” means at any time those persons who are then members of the Board of Directors of the Company and who either (i) are members of the Company’s Board of Directors on the date hereof, or (ii) have been elected, or have been nominated for election by the Company’s stockholders, by the affirmative vote of at least two-thirds of the directors comprising the Incumbent Board at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination)).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Constellation Brands, Inc. and its Subsidiaries, except when the context indicates that only the parent company is intended.

“Committee” means the committee appointed by the Board of Directors of the Company to administer the Plan as provided in Section 2, and if no committee is appointed, the Committee shall be the Human Resources Committee.

“Covered Employee” means an employee who is a “covered employee” as such term is defined under Section 162(m) and such additional employees as the Committee may treat as being subject to the rules that apply to “covered employees” under Section 162(m).

“Disability” means, unless the Committee specifies otherwise in a Participant’s Award document, a termination of employment due to the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months, all as verified by a physician acceptable to, or selected by, the Committee.

“Extraordinary Items” means (a) items presented as such (or other comparable terms) on the Company’s audited financial statements, (b) extraordinary, unusual, transition, one-time and/or nonrecurring items of gain or loss (including, but not limited to, charges for reorganizing and restructuring, discontinued operations and asset write-downs), (c) changes in tax or accounting laws, regulations or principles, (d) the effects of mergers, acquisitions, divestitures, spin-offs or similar significant transactions (including, without limitation, gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business), (e) stock split, recapitalization, split-up, or similar change, or (f) share repurchases.  To qualify as an Extraordinary Item, the item must be identified in the audited financial statements and notes thereto or in the “management’s discussion and analysis” section of the financial statements in a period report filed with the SEC under the Exchange Act.

“Participating Employee” means an employee of the Company or one of its Subsidiaries selected by the Committee to participate in the Plan.

“Performance Criteria” means one or more of the following performance criteria selected by the Committee for a Bonus program the Committee adopts for a Performance Period:

· Sales Growth or Net Sales Growth	· Cash Flows from Operating Activities
· Net Sales	· Return on Capital
· Assets or Asset Productivity	· Return on Equity
· Operating Expenses / Selling, General and Administrative Expenses	· Cost of Goods Sold / Cost of Product Sold
· Cost reductions or cost control	· Return on Invested Capital
· Gross Margin or Gross Profit	· Return on Assets / Return on Net Assets
· Brand Contribution / Contribution after Marketing	· Capital Expenditures / Purchases of property, plant and equipment
· Operating Income or Net Operating Income	· Net Increase in Cash or Cash Equivalents
· Operating Margins / Sales	· Stock Price
· Return on Operating Revenue	· Market share (volume or value-based)
· Earnings Before Interest and Taxes	· Total Stockholder Return
· Earnings Before Interest, Taxes, Depreciation and Amortization	· Stockholder Value Added / Economic Value Added
· Income Before Income Taxes / Profit Before Tax	· Goals relating to acquisitions or divestitures
· Net Income	· Units sold or depleted
· Earnings Per Share	· Customer service level
· Cash Flow or Free Cash Flow	· Debt Ratio or Debt-to-Equity Ratio
· Working Capital or any of its components (Accounts Receivable, Inventory, Accounts Payable)	· New Sales or Depletions or new product introductions
· New product introductions or launches

Performance Criteria may be: (a) established on a corporate, divisional, business unit or consolidated basis, (b) measured on an absolute basis or relative basis (e.g., passage of time (such as a year over year growth), as a relative comparison to a peer group, industry index, broad-based index, etc.) (c) calculated on a pre-tax or after-tax basis, (d) calculated on a per share basis, (e) calculated on a GAAP or non-GAAP basis, and/or (f) calculated for all or a portion of a single year or calculated over multiple years.
“Performance Period” means the fiscal year or years or other period established by the Committee with respect to which the Performance Targets are set by the Committee.

“Performance Target” means one or more specific objective goal or goals (which may be cumulative or alternative) that are timely set in writing by the Committee for each Participant for the applicable Performance Period with respect to any one or more of the Performance Criteria.

“Permitted Holders” means, unless the Committee specifies otherwise in a Bonus program for a Performance Period, (a) Marilyn Sands, her descendants (whether by blood or adoption), her descendants’ spouses, her siblings, the descendants of her siblings (whether by blood or adoption), Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or the estate of any of the foregoing individuals, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the individuals and foundation described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the individuals described in clause (a) or the estate of any such individuals, The Sands Family Foundation, Inc., a trust referred to in the foregoing clause (b), or an entity that satisfies the conditions of this clause (c).

“Plan” means the Annual Management Incentive Plan (amended and restated as of July 27, 2012), as amended from time to time.

“Retirement” means a termination of employment by an employee who is at least 60 years of age and after at least 10 years of service with the Company.  For an individual who becomes employed by the Company in connection with a business acquisition (regardless of the form of the transaction), service shall include the individual’s service with the acquired business, unless the Committee determines otherwise.

“Section 162(m)” means Section 162(m) of the Code, together with the regulations promulgated thereunder, all as amended from time to time.

“Shares” means shares of the Company’s Class A Common Stock, par value $.01 per share.

“Subsidiaries” means (a) all corporations of which at least fifty percent of the voting stock is owned by the Company directly or through one or more corporations at least fifty percent of whose voting stock is so owned, and (b) partnerships or other entities in which the Company has, either directly or indirectly, at least a fifty percent interest in the capital or profits.